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                                                                      EXHIBIT 23


                            HENRY L. CREEL CO., INC.
                           Certified Public Accountant
                                 (216) 491-0800
                               FAX (216) 491-0803




June 20, 2001


To Whom It May Concern:

The Firm of Henry L. Creel Co., Inc., Certified Public Accountant consents to the inclusion of my report of December 31, 2000, on the Financial Statements for AuGRID of Nevada, Inc., for the inception date of March 1, 1998 through December 31, 2000 in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.


Respectfully,

/s/ Henry L. Creel

Henry L. Creel, CPA

















                    3587 LEE ROAD SHAKER HEIGHTS, OHIO 44120